Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK REIT PROVIDES UPDATE REGARDING MANAGEMENT CONTRACT RFP PROCESS

NYRT Board Actively Reviewing 14 Submitted Proposals

NEW YORK, NY, October 7, 2016 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT), today provided an update on its previously announced Request For Proposals ("RFP") for all interested, qualified parties to serve as the external manager for NYRT.  As part of the RFP process, the independent directors of the Company’s Board of Directors (the “Board”) contacted 31 entities to submit proposals. As of the deadline for interested parties to submit proposals, the Company had received 14 proposals, which the Board is in the process of evaluating.

Randolph C. Read, Chairman of the Board, commented: “We are pleased to report the receipt of proposals from nearly half of the 31 entities we contacted. Consistent with our commitment to maximizing value for stockholders, the NYRT Board decided to pursue the RFP to obtain the best possible terms for the management of the Company, and the receipt of multiple proposals underscores the robust nature of this process. We are moving forward expeditiously to thoroughly evaluate the proposals and expect to be performing diligence on the candidate entities in due course. We look forward to reaching a timely conclusion to the RFP process so that the Board can focus on executing the plan of liquidation in the most efficient and cost effective manner possible to maximize stockholder value under and complete the plan of liquidation, if approved by stockholders.”

The existing management contract between the Company and New York Recovery Advisors, LLC (which is managed by AR Global Investments, LLC; collectively referred to as “ARC” herein) is terminable by the Company on December 26, 2016 on 60 days prior written notice. The Company expects that any new management contract would take effect December 27, 2016. Under the terms of the existing contract with ARC, there is no termination payment or fees due to ARC upon termination of the contract in accordance with its existing terms.

Debevoise & Plimpton LLP, special counsel to the independent directors of the Board, is assisting the independent directors of the Board in the RFP process. In an effort to remove any potential conflicts of interest, William M. Kahane, a member of the Board, has recused himself from all deliberations relating to the RFP process.

About NYRT
NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales, refinance its credit facility on favorable terms, if at all, and realize the results of its plan of liquidation; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT's control, including other factors included in NYRT's reports filed with the SEC, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 9, 2016, and the Preliminary Proxy Statement on Schedule 14A with respect to the plan of liquidation filed with the SEC on September 27, 2016 (the “Preliminary Liquidation Proxy”), as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information about the Plan of Liquidation and the Election of Directors and Where to Find It

The plan of liquidation and the election of directors at the Company’s annual meeting will be submitted to the stockholders of the Company for their approval. The Company has filed the Preliminary Liquidation Proxy and expects to file with the SEC other relevant materials, including definitive proxy statements which will be mailed or otherwise disseminated to the Company’s stockholders when available. THE COMPANY’S STOCKHOLDERS ARE ENCOURAGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors may obtain free copies of the Preliminary Liquidation Proxy, any other proxy statement and other relevant documents filed by the Company with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at www.nyrt.com.

Participants in Solicitation Relating to the Plan of Liquidation and the Election of Directors

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the plan of liquidation and the election of directors at the Company’s annual meeting. Information regarding the Company’s directors and executive officers can be found in the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016. Additional information regarding the interests of such potential participants has been included in the Preliminary Liquidation Proxy and will be included in any other proxy statements or other relevant documents filed with the SEC in connection with the plan of liquidation or the election of directors at the Company’s annual meeting when they become available. These documents are available free of charge on the SEC’s website and from the Company’s using the sources indicated above.

Contacts Media:	Investors:
Jonathan Keehner	Michael A. Happel	Matthew Furbish
Mahmoud Siddig	CEO and President	Director, Investor
Joele Frank, Wilkinson Brimmer Katcher	New York REIT, Inc.	Relations
jkeehner@joelefrank.com	mhappel@nyrt.com	New York REIT, Inc.
msiddig@joelefrank.com	(212) 415-6500	(212) 415-6500
(212) 355-4449